Equity Residential

First Quarter 2022

Earnings Release & Supplemental Information

GRESB
REAL ESTATE
sector leader 2021
Development

Nareit
2021 Gold Nareit Corporate Diversity, Equity and Inclusion Award Recipient

INVESTOR RELATIONS CONTACT:

Mr. Marty McKenna

investorrelations@eqr.com

(312) 474-1300

Two North Riverside Plaza

Chicago, IL 60606

FEATURED COMMUNITY:

Mara Pacific Beach – San Diego, CA

Acquired February 2022

First Quarter 2022 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

April 26, 2022

Equity Residential Reports First Quarter 2022 Results

Chicago, IL – April 26, 2022 - Equity Residential (NYSE: EQR) today reported results for the quarter ended March 31, 2022. All per share results are reported as available to common shares/units on a diluted basis. For the first quarter of 2022, the Company reported earnings per share (EPS), Funds from Operations (FFO) per share and Normalized FFO per share of $0.19, $0.77 and $0.77, respectively.

“We delivered very good revenue growth in the first quarter driven by lease rates that accelerated faster than we expected due to exceptionally strong demand partially offset by higher than anticipated levels of new delinquency in Southern California,” said Mark J. Parrell, Equity Residential’s President and CEO. “Operating expense growth remains in check due to a combination of muted property tax increases and continuing efficiencies from our innovation initiatives, leading to 10.7% same store NOI growth for the quarter.  As we head into our primary leasing season, we remain well positioned to generate excellent cash flow growth for our shareholders.”

Recent Highlights

•	Strong demand drove a 26.7% increase in EPS, 14.9% increase in FFO per share and 13.2% increase in Normalized FFO per share during the first quarter of 2022 compared to the same period of 2021.
•

The Company reported a 7.8% increase in same store revenue for the first quarter of 2022 compared to the same period of 2021, driven by strong Physical Occupancy and significant growth in pricing power.

•

The Company reported a 2.5% increase in same store expenses for the first quarter of 2022, reflecting the Company’s continued success in managing controllable expenses and modest growth in real estate tax expense.

•	The Company reported same store Turnover of 8.7% for the first quarter of 2022, the lowest in the Company’s history, reflecting a continued trend of historically high resident retention.
•

The Company acquired one operating property in the first quarter of 2022, a 172-unit apartment property in San Diego, for a purchase price of $113.0 million. The Company did not sell any properties during the first quarter of 2022, but sold a 354-unit apartment property in New York for approximately $265.7 million in April 2022.

First Quarter 2022 Results

The change in EPS for the quarter ended March 31, 2022 compared to the same period of 2021 is due primarily to higher depreciation expense, offset by the various adjustment items listed on page 25 of this release and the items described below.

The per share change in FFO for the quarter ended March 31, 2022 compared to the same period of 2021 is due primarily to the various adjustment items listed on page 25 of this release and the items described below.

The per share change in Normalized FFO is due primarily to:

Positive/(Negative) Impact
First Quarter 2022 vs. First Quarter 2021
Residential same store Net Operating Income (NOI)	$0.10
Lease-Up NOI	0.01
2022 and 2021 transaction activity impact on NOI, net	0.01
Interest expense, net	(0.02)
Other items	(0.01)
Net	$0.09

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 27 through 32 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 6, 29 and 30 of this release.

First Quarter 2022 Same Store Results

The following table shows the total same store results for the periods presented.

	First Quarter 2022 vs. First Quarter 2021	First Quarter 2022 vs. Fourth Quarter 2021
Apartment Units	74,675	77,276
Physical Occupancy	96.4% vs. 95.0%	96.4% vs. 96.6%

Revenues	7.8%	0.9%
Expenses	2.5%	5.7%
NOI	10.7%	(1.5%)

On page 10 of this release, the Company has provided a breakout of Residential and Non-Residential same store results with definitions that can be found on page 31 of this release.  Non-Residential operations account for approximately 3.8% of total revenues for the quarter ended March 31, 2022.

The following table reflects the detail of the change in Same Store Residential Revenues, which is presented on a GAAP basis showing Leasing Concessions on a straight-line basis.

	First Quarter 2022 vs. First Quarter 2021	First Quarter 2022 vs. Fourth Quarter 2021
	% Change	% Change
Same Store Residential Revenues- comparable period
Lease rates	4.2%	1.9%
Leasing Concessions	1.5%	0.6%
Vacancy gain (loss)	1.2%	(0.2%)
Bad Debt, Net (1)	0.6%	(1.2%)
Other (2)	0.3%	0.0%
Same Store Residential Revenues- current period	7.8%	1.1%

(1)	Change in rental income due to bad debt write-offs and reserves, net of amounts (including governmental rental assistance payments) collected on previously written-off or reserved accounts.
(2)	Includes ancillary income, utility recoveries, early lease termination income, miscellaneous income and other items.

See page 11 for detail and reconciliations of Same Store Residential Revenues on a GAAP basis to Same Store Residential Revenues with Leasing Concessions on a cash basis.

As indicated in our March 2022 Investor Update1, both quarter-over-quarter and sequential Same Store Residential Revenues in the first quarter of 2022 were impacted by higher than expected delinquency in Southern California caused by residents that were previously in good standing failing to pay their rent as they applied for funds under the California rental assistance program as it was expanded and extended into 2022. The Company continues to actively pursue payment and is seeing early signs of improved resident payment behavior in April 2022 with the expiration of the program’s eligibility period on March 31, 2022.

For the first quarter of 2022, better than expected lease rates partially offset this increased delinquency.  For the full year of 2022, we expect these higher lease rates to more than fully offset the increased delinquency, which we now expect to moderate later in the second half of 2022.

[1]	The March 2022 Investor Update is included in the Investor section on the Company’s website.

Residential Same Store Operating Statistics

The following table includes select operating metrics for Residential Same Store Properties:

	Q4 2021	Q1 2022	April 2022 (1)
Physical Occupancy (2)	96.4%	96.3%	96.6%
Percentage of Residents Renewing by quarter/month	61.2%	60.0%	60.0%

New Lease Change	10.6%	15.3%	17.6%
Renewal Rate Achieved	10.7%	11.9%	12.5%
Blended Rate	10.7%	13.3%	14.7%

(1)	April 2022 results are preliminary.
(2)	Physical Occupancy is as of month-end December for Q4 2021, month-end March for Q1 2022 and as of April 21st for April 2022.

Investment Activity and Portfolio Strategy

The Company continues to optimize its portfolio by allocating capital to desirable suburban locations within its established markets and through expansion into certain new markets that attract a renter demographic that values our exceptional product offering.  In support of this strategy, the Company acquired a 172-unit apartment property in San Diego, built in 2020, during the first quarter of 2022 for $113.0 million at an Acquisition Cap Rate of 3.5%.

The Company did not sell any properties in the first quarter of 2022, but subsequent to the quarter, sold a 354-unit apartment property in New York, built in 2003, for approximately $265.7 million at a Disposition Yield of 3.3%.

Second Quarter 2022 Guidance

The Company has established guidance ranges for the second quarter of 2022 EPS, FFO per share and Normalized FFO per share as listed below:

Q2 2022 Guidance
EPS	$1.00 to $1.04
FFO per share	$0.82 to $0.86
Normalized FFO per share	$0.82 to $0.86

The difference between the first quarter of 2022 actual EPS of $0.19 and the second quarter of 2022 EPS guidance midpoint of $1.02 is due primarily to higher expected same store NOI and property sale gains.

The difference between the first quarter of 2022 actual FFO and Normalized FFO of $0.77 per share and the second quarter of 2022 FFO and Normalized FFO guidance midpoint of $0.84 per share is due primarily to higher expected same store NOI.

About Equity Residential

Equity Residential is committed to creating communities where people thrive.  The Company, a member of the S&P 500, is focused on the acquisition, development and management of residential properties located in and around dynamic cities that attract affluent long-term renters.  Equity Residential owns or has investments in 311 properties consisting of 80,581 apartment units, with an established presence in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California, and an expanding presence in Denver, Atlanta, Dallas/Ft. Worth and Austin.  For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws.  These statements are based on current expectations, estimates, projections and assumptions made by management.  While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and government regulation.  In addition, these forward-looking statements are subject to risks related to the COVID-19 pandemic, many of which are unknown, including the duration and severity of the pandemic, the extent of the adverse health impact on the general population and on our residents, customers and employees in particular, its impact on the employment rate and the economy and the corresponding impact on our residents’ and tenants’ ability to pay their rent on time or at all, the extent and impact of governmental responses, the rollout and effectiveness of vaccines and the impact of operational changes we have implemented and may implement in response to the pandemic. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and

Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control.  Forward-looking statements are not guarantees of future performance, results or events.  Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Wednesday, April 27, 2022 at 10:00 a.m. CT.  Please visit the Investor section of the Company’s website at www.equityapartments.com for the webcast link.

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Quarter Ended March 31,
	2022	2021
REVENUES
Rental income	$653,348	$597,602

EXPENSES
Property and maintenance	124,874	117,054
Real estate taxes and insurance	100,688	103,470
Property management	30,747	26,130
General and administrative	17,238	15,383
Depreciation	229,961	199,962
Total expenses	503,508	461,999

Net gain (loss) on sales of real estate properties	(102)	(43)

Operating income	149,738	135,560

Interest and other income	3,528	216
Other expenses	(3,056)	(4,110)
Interest:
Expense incurred, net	(72,792)	(67,358)
Amortization of deferred financing costs	(2,077)	(2,185)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of land parcels	75,341	62,123
Income and other tax (expense) benefit	(282)	(153)
Income (loss) from investments in unconsolidated entities	(1,261)	(1,611)
Net gain (loss) on sales of land parcels	—	5
Net income	73,798	60,364
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(2,394)	(2,143)
Partially Owned Properties	(639)	(682)
Net income attributable to controlling interests	70,765	57,539
Preferred distributions	(772)	(773)
Net income available to Common Shares	$69,993	$56,766

Earnings per share – basic:
Net income available to Common Shares	$0.19	$0.15
Weighted average Common Shares outstanding	375,509	372,280

Earnings per share – diluted:
Net income available to Common Shares	$0.19	$0.15
Weighted average Common Shares outstanding	389,628	386,916

Distributions declared per Common Share outstanding	$0.625	$0.6025

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share data)

(Unaudited)

	Quarter Ended March 31,
	2022	2021
Net income	$73,798	$60,364
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(639)	(682)
Preferred distributions	(772)	(773)
Net income available to Common Shares and Units	72,387	58,909

Adjustments:
Depreciation	229,961	199,962
Depreciation – Non-real estate additions	(1,052)	(1,100)
Depreciation – Partially Owned Properties	(893)	(828)
Depreciation – Unconsolidated Properties	620	617
Net (gain) loss on sales of unconsolidated entities - operating assets	(9)	(4)
Net (gain) loss on sales of real estate properties	102	43
FFO available to Common Shares and Units	301,116	257,599

Adjustments (see note for additional detail):
Impairment – non-operating assets	—	—
Write-off of pursuit costs	1,463	1,331
Debt extinguishment and preferred share redemption (gains) losses	—	264
Non-operating asset (gains) losses	(1,642)	854
Other miscellaneous items	(371)	2,242
Normalized FFO available to Common Shares and Units	$300,566	$262,290

FFO	$301,888	$258,372
Preferred distributions	(772)	(773)
FFO available to Common Shares and Units	$301,116	$257,599
FFO per share and Unit – basic	$0.78	$0.67
FFO per share and Unit – diluted	$0.77	$0.67

Normalized FFO	$301,338	$263,063
Preferred distributions	(772)	(773)
Normalized FFO available to Common Shares and Units	$300,566	$262,290
Normalized FFO per share and Unit – basic	$0.78	$0.68
Normalized FFO per share and Unit – diluted	$0.77	$0.68

Weighted average Common Shares and Units outstanding – basic	387,397	385,330
Weighted average Common Shares and Units outstanding – diluted	389,628	386,916

Note: See Adjustments from FFO to Normalized FFO for additional detail regarding the adjustments from FFO to Normalized FFO. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	March 31,	December 31,
	2022	2021
ASSETS
Land	$5,836,951	$5,814,790
Depreciable property	22,496,307	22,370,811
Projects under development	36,718	24,307
Land held for development	66,980	62,998
Investment in real estate	28,436,956	28,272,906
Accumulated depreciation	(8,578,131)	(8,354,282)
Investment in real estate, net	19,858,825	19,918,624
Investments in unconsolidated entities (1)	150,092	127,448
Cash and cash equivalents	41,140	123,832
Restricted deposits	70,560	236,404
Right-of-use assets	471,667	474,713
Other assets	237,953	288,220
Total assets	$20,830,237	$21,169,241

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$2,193,199	$2,191,201
Notes, net	5,836,957	5,835,222
Line of credit and commercial paper	129,995	315,030
Accounts payable and accrued expenses	157,681	107,013
Accrued interest payable	56,876	69,510
Lease liabilities	311,293	312,335
Other liabilities	303,654	353,102
Security deposits	67,515	66,141
Distributions payable	242,574	233,502
Total liabilities	9,299,744	9,483,056

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	495,760	498,977
Equity:
Shareholders’ equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 745,600 shares issued and outstanding as of March 31, 2022 and December 31, 2021	37,280	37,280
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 375,974,070 shares issued and outstanding as of March 31, 2022 and 375,527,195 shares issued and outstanding as of December 31, 2021	3,760	3,755
Paid in capital	9,142,969	9,121,122
Retained earnings	1,661,705	1,827,063
Accumulated other comprehensive income (loss)	(31,847)	(34,272)
Total shareholders’ equity	10,813,867	10,954,948
Noncontrolling Interests:
Operating Partnership	217,451	214,094
Partially Owned Properties	3,415	18,166
Total Noncontrolling Interests	220,866	232,260
Total equity	11,034,733	11,187,208
Total liabilities and equity	$20,830,237	$21,169,241

(1)

Includes $89.7 million and $72.5 million in unconsolidated development projects as of March 31, 2022 and December 31, 2021, respectively.  See Development and Lease-Up Projects for additional details on unconsolidated development projects.

Equity Residential Portfolio Summary As of March 31, 2022

			% of Stabilized	Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate

Established Markets:
Los Angeles	66	15,259	18.5%	$2,584
Orange County	13	4,028	5.3%	2,450
San Diego	12	2,878	4.0%	2,697
Subtotal – Southern California	91	22,165	27.8%	2,575

San Francisco	44	11,830	16.0%	3,013
Washington DC	48	14,851	15.5%	2,380
New York	36	9,345	13.7%	3,741
Boston	27	7,170	11.3%	3,131
Seattle	46	9,525	11.0%	2,388
Subtotal – Established Markets	292	74,886	95.3%	2,781

Expansion Markets:
Denver	8	2,498	2.6%	2,228
Atlanta	4	1,215	0.9%	1,952
Dallas/Ft. Worth	4	1,241	0.8%	1,837
Austin	3	741	0.4%	1,723
Subtotal – Expansion Markets	19	5,695	4.7%	2,020

Total	311	80,581	100.0%	$2,728

	Properties	Apartment Units

Wholly Owned Properties	295	77,035
Partially Owned Properties – Consolidated	16	3,546

	311	80,581

Note:  Projects under development are not included in the Portfolio Summary until construction has been completed.

1st Quarter 2022 Earnings Release	8

Equity Residential

Portfolio Rollforward Q1 2022

($ in thousands)

		Properties	Apartment Units	Purchase Price	Acquisition Cap Rate

	12/31/2021	310	80,407

Acquisitions:
Consolidated Rental Properties		1	172	$113,000	3.5%

Configuration Changes		—	2

	3/31/2022	311	80,581

1st Quarter 2022 Earnings Release	9

Equity Residential

First Quarter 2022 vs. First Quarter 2021

Same Store Results/Statistics Including 74,675 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

First Quarter 2022								First Quarter 2021
	Residential		% Change	Non- Residential	% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$595,325	(1)	7.8%	$23,032	6.4%	$618,357	7.8%	Revenues	$552,111	$21,641	$573,752
Expenses	$203,752		2.5%	$6,239	2.2%	$209,991	2.5%	Expenses	$198,784	$6,106	$204,890
NOI	$391,573		10.8%	$16,793	8.1%	$408,366	10.7%	NOI	$353,327	$15,535	$368,862

Average Rental Rate	$2,757		6.2%					Average Rental Rate	$2,597
Physical Occupancy	96.4%		1.4%					Physical Occupancy	95.0%
Turnover	8.7%		(1.3%)					Turnover	10.0%

First Quarter 2022 vs. Fourth Quarter 2021

Same Store Results/Statistics Including 77,276 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

First Quarter 2022								Fourth Quarter 2021
	Residential		% Change	Non- Residential	% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$610,398	(1)	1.1%	$23,243	(4.0%)	$633,641	0.9%	Revenues	$604,020	$24,219	$628,239
Expenses	$209,841		5.9%	$6,308	0.0%	$216,149	5.7%	Expenses	$198,153	$6,308	$204,461
NOI	$400,557		(1.3%)	$16,935	(5.4%)	$417,492	(1.5%)	NOI	$405,867	$17,911	$423,778

Average Rental Rate	$2,732		1.2%					Average Rental Rate	$2,699
Physical Occupancy	96.4%		(0.2%)					Physical Occupancy	96.6%
Turnover	8.8%		(0.7%)					Turnover	9.5%

(1)

See page 11 for Same Store Residential Revenues with Leasing Concessions reflected on a cash basis. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

1st Quarter 2022 Earnings Release	10

Equity Residential

Same Store Residential Revenues – GAAP to Cash Basis (1)

$ in thousands

	First Quarter 2022 vs. First Quarter 2021		First Quarter 2022 vs. Fourth Quarter 2021
	74,675 Same Store Apartment Units		77,276 Same Store Apartment Units
	Q1 2022	Q1 2021	Q1 2022	Q4 2021
Same Store Residential Revenues (GAAP Basis)	$595,325	$552,111	$610,398	$604,020
Leasing Concessions amortized	3,677	11,726	3,881	7,306
Leasing Concessions granted	(1,350)	(17,058)	(1,440)	(570)
Same Store Residential Revenues with Leasing Concessions on a cash basis	$597,652	$546,779	$612,839	$610,756

% change - GAAP revenue	7.8%		1.1%

% change - cash revenue	9.3%		0.3%

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

Same Store Net Operating Income By Quarter

Including 74,675 Same Store Apartment Units

$ in thousands

	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Same store revenues	$618,357	$613,703	$595,207	$573,916	$573,752
Same store expenses	209,991	199,218	204,865	197,700	204,890
Same store NOI (includes Residential and Non-Residential)	$408,366	$414,485	$390,342	$376,216	$368,862

1st Quarter 2022 Earnings Release	11

Equity Residential

Same Store Resident/Tenant Accounts Receivable Balances

Including 74,675 Same Store Apartment Units

$ in thousands

	Residential			Non-Residential
Balance Sheet (Other assets):	March 31, 2022		December 31, 2021	March 31, 2022	December 31, 2021
Resident/tenant accounts receivable balances	$42,784		$37,344	$3,631	$3,192
Allowance for doubtful accounts	(38,337)		(32,665)	(2,379)	(2,365)
Net receivable balances	$4,447	(1)	$4,679	$1,252	$827

Straight-line receivable balances	$2,495	(2)	$4,822	$12,641	$12,684

(1)	The Company held same store Residential security deposits approximating 55.6% of the net receivable balance at March 31, 2022.
(2)

Total same store Residential Leasing Concessions granted in the first quarter of 2022 were approximately $1.4 million, higher than the fourth quarter of 2021 due to concession usage in Seattle.  The straight-line receivable balance of $2.5 million reflects Residential Leasing Concessions that the Company expects will be primarily recognized as a reduction of rental revenues in the remainder of 2022 and the first quarter of 2023.

Same Store Residential Bad Debt

Including 74,675 Same Store Apartment Units

$ in thousands

Income Statement (Rental income):	Q1 2022	Q4 2021	Q1 2021
Bad Debt, Net (1)	$9,677	$1,612	$13,158
% of Same Store Residential Revenues	1.6%	0.3%	2.4%

(1)

Bad Debt, Net benefited from additional resident payments due to governmental rental assistance programs of approximately $9.6 million and $16.3 million during the first quarter of 2022 and fourth quarter of 2021, respectively.

1st Quarter 2022 Earnings Release	12

Equity Residential First Quarter 2022 vs. First Quarter 2021 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q1 2022 % of Actual NOI	Q1 2022 Average Rental Rate	Q1 2022 Weighted Average Physical Occupancy %	Q1 2022 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	15,259	19.9%	$2,584	96.7%	8.3%	8.6%		2.8%	11.6%	7.6%	0.9%	(1.6%)
Orange County	4,028	5.7%	2,450	97.1%	6.3%	11.3%		1.7%	14.4%	11.1%	0.1%	(1.5%)
San Diego	2,706	4.1%	2,662	96.9%	8.9%	11.7%		6.4%	13.5%	12.1%	(0.3%)	(1.6%)
Subtotal – Southern California	21,993	29.7%	2,569	96.8%	8.0%	9.5%		3.0%	12.4%	8.8%	0.6%	(1.6%)

San Francisco	11,630	17.7%	3,004	96.4%	9.5%	6.0%		3.6%	7.1%	2.9%	2.8%	(2.2%)
Washington DC	14,322	16.6%	2,371	96.9%	8.2%	3.0%		4.0%	2.5%	2.0%	1.0%	(1.4%)
New York	9,345	13.0%	3,741	97.0%	8.2%	13.6%		2.4%	27.6%	6.8%	5.7%	(0.1%)
Seattle	9,331	11.4%	2,385	94.6%	11.5%	5.2%		(5.4%)	10.3%	6.2%	(1.0%)	0.3%
Boston	6,430	9.7%	3,054	95.9%	7.6%	7.7%		5.0%	9.0%	7.0%	0.6%	(1.3%)
Denver	1,624	1.9%	2,207	97.4%	10.5%	12.8%		6.1%	15.7%	11.2%	1.3%	(1.8%)

Total	74,675	100.0%	$2,757	96.4%	8.7%	7.8%	(1)	2.5%	10.8%	6.2%	1.4%	(1.3%)

(1)

With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues increased 9.3% in the first quarter of 2022 compared to the first quarter of 2021.  See page 11 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only.  Residential operations account for approximately 96.2% of total revenues for the quarter ended March 31, 2022.

1st Quarter 2022 Earnings Release	13

Equity Residential First Quarter 2022 vs. Fourth Quarter 2021 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q1 2022 % of Actual NOI	Q1 2022 Average Rental Rate	Q1 2022 Weighted Average Physical Occupancy %	Q1 2022 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	15,259	19.4%	$2,584	96.7%	8.3%	(3.6%)		6.3%	(7.6%)	(3.3%)	(0.2%)	(1.0%)
Orange County	4,028	5.6%	2,450	97.1%	6.3%	0.4%		5.0%	(0.9%)	1.0%	(0.6%)	(1.1%)
San Diego	2,706	4.0%	2,662	96.9%	8.9%	2.2%		9.5%	0.1%	2.5%	(0.3%)	0.3%
Subtotal – Southern California	21,993	29.0%	2,569	96.8%	8.0%	(2.2%)		6.4%	(5.3%)	(1.9%)	(0.3%)	(0.9%)

San Francisco	11,630	17.3%	3,004	96.4%	9.5%	2.0%		7.8%	(0.5%)	2.0%	0.0%	(1.2%)
Washington DC	14,535	16.5%	2,367	96.9%	8.2%	0.8%		5.6%	(1.5%)	1.0%	(0.1%)	(0.8%)
New York	9,345	12.6%	3,741	97.0%	8.2%	3.6%		4.5%	2.7%	4.0%	(0.4%)	1.3%
Seattle	9,524	11.4%	2,388	94.6%	11.4%	2.1%		(1.0%)	3.4%	2.4%	(0.4%)	0.0%
Boston	6,700	9.9%	3,041	95.8%	7.6%	2.9%		9.1%	0.2%	3.0%	0.0%	(1.7%)
Denver	1,904	2.2%	2,205	97.4%	10.9%	3.1%		6.3%	1.8%	2.1%	1.0%	(3.8%)
Other Expansion Markets	1,645	1.1%	1,807	96.2%	12.6%	4.5%		27.4%	(9.9%)	4.2%	0.4%	0.7%

Total	77,276	100.0%	$2,732	96.4%	8.8%	1.1%	(1)	5.9%	(1.3%)	1.2%	(0.2%)	(0.7%)

(1)

With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues increased 0.3% in the first quarter of 2022 compared to the fourth quarter of 2021.  See page 11 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only.  Residential operations account for approximately 96.2% of total revenues for the quarter ended March 31, 2022.

1st Quarter 2022 Earnings Release	14

Equity Residential

Same Store Residential Net Effective Lease Pricing Statistics

For 74,675 Same Store Apartment Units

	New Lease Change (1)		Renewal Rate Achieved (1)		Blended Rate (1)
Markets/Metro Areas	Q1 2022	Q4 2021	Q1 2022	Q4 2021	Q1 2022	Q4 2021

Southern California	14.6%	13.4%	7.2%	7.1%	10.0%	9.4%
San Francisco	12.6%	3.6%	12.6%	12.4%	12.6%	8.1%
Washington DC	9.0%	6.0%	7.0%	6.8%	7.8%	6.5%
New York	29.7%	20.2%	21.0%	14.5%	24.4%	16.6%
Seattle	13.0%	11.1%	16.4%	17.1%	14.6%	14.2%
Boston	13.1%	12.6%	15.6%	14.6%	14.4%	13.8%
Denver	11.0%	12.4%	11.8%	12.8%	11.3%	12.6%

Total	15.3%	10.6%	11.9%	10.7%	13.3%	10.7%

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for definitions. See page 3 for April 2022 preliminary data.

1st Quarter 2022 Earnings Release	15

Equity Residential

First Quarter 2022 vs. First Quarter 2021

Total Same Store Operating Expenses Including 74,675 Same Store Apartment Units

$ in thousands

	Q1 2022	Q1 2021	$ Change (1)	% Change	% of Q1 2022 Operating Expenses

Real estate taxes	$87,550	$87,086	$464	0.5%	41.7%
On-site payroll	40,488	41,917	(1,429)	(3.4%)	19.3%
Utilities	34,110	30,403	3,707	12.2%	16.2%
Repairs and maintenance	25,380	23,868	1,512	6.3%	12.1%
Insurance	7,233	6,667	566	8.5%	3.4%
Leasing and advertising	2,251	2,744	(493)	(18.0%)	1.1%
Other on-site operating expenses	12,979	12,205	774	6.3%	6.2%

Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$209,991	$204,890	$5,101	2.5%	100.0%

(1)	The quarter-over-quarter changes were primarily driven by the following factors:

Real estate taxes – Increase due to modest escalation in rates and assessed values.

On-site payroll – Improved sales and service staff utilization from various technology initiatives and higher than usual staffing vacancies during the current period.

Utilities – Increase from gas and electric primarily driven by higher commodity prices.

Repairs and maintenance – Increase primarily driven by volume and timing of maintenance repairs along with increases in minimum wage on contracted services.

Insurance – Increase due to higher premiums on property insurance renewal due to challenging conditions in the insurance market.

Leasing and advertising – Decrease due primarily to reduction in use of outside brokers.

Other on-site operating expenses – Increase driven primarily by higher ground lease related expenses.

(2)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

1st Quarter 2022 Earnings Release	16

Equity Residential

Debt Summary as of March 31, 2022

($ in thousands)

	Debt Balances (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)

Secured	$2,193,199	26.9%	3.33%	4.5
Unsecured	5,966,952	73.1%	3.48%	9.5

Total	$8,160,151	100.0%	3.44%	8.1
Fixed Rate Debt:
Secured – Conventional	$1,895,251	23.2%	3.69%	3.7
Unsecured – Public	5,836,957	71.5%	3.61%	9.7

Fixed Rate Debt	7,732,208	94.7%	3.63%	8.2

Floating Rate Debt:
Secured – Conventional	62,767	0.8%	2.40%	0.2
Secured – Tax Exempt	235,181	2.9%	0.69%	12.2
Unsecured – Revolving Credit Facility	—	—	—	2.6
Unsecured – Commercial Paper Program (2)	129,995	1.6%	0.35%	—

Floating Rate Debt	427,943	5.3%	0.72%	6.9

Total	$8,160,151	100.0%	3.44%	8.1

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)

At March 31, 2022, the weighted average maturity of commercial paper outstanding was 3 days.  The weighted average amount outstanding for the quarter ended March 31, 2022 was approximately $260.9 million.

Note:  The Company capitalized interest of approximately $1.0 million and $3.8 million during the quarters ended March 31, 2022 and 2021, respectively.

1st Quarter 2022 Earnings Release	17

Equity Residential

Debt Maturity Schedule as of March 31, 2022

($ in thousands)

Year	Fixed Rate	Floating Rate		Total	% of Total	Weighted Average Coupons on Fixed Rate Debt (1)	Weighted Average Coupons on Total Debt (1)

2022	$262,253	$194,332	(2)	$456,585	5.5%	3.25%	2.40%
2023	1,325,588	3,500		1,329,088	16.1%	3.74%	3.73%
2024	—	6,100		6,100	0.1%	N/A	0.46%
2025	450,000	8,340		458,340	5.6%	3.38%	3.32%
2026	592,025	9,000		601,025	7.3%	3.58%	3.54%
2027	400,000	9,800		409,800	5.0%	3.25%	3.18%
2028	900,000	10,700		910,700	11.1%	3.79%	3.75%
2029	888,120	11,500		899,620	10.9%	3.30%	3.27%
2030	1,095,000	12,600		1,107,600	13.4%	2.55%	2.52%
2031	528,500	39,700		568,200	6.9%	1.94%	1.84%
2032+	1,350,850	138,900		1,489,750	18.1%	4.39%	4.02%
Subtotal	7,792,336	444,472		8,236,808	100.0%	3.44%	3.30%
Deferred Financing Costs and Unamortized (Discount)	(60,128)	(16,529)		(76,657)	N/A	N/A	N/A

Total	$7,732,208	$427,943		$8,160,151	100.0%	3.44%	3.30%

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)	Includes $130.0 million in principal outstanding on the Company’s commercial paper program.

1st Quarter 2022 Earnings Release	18

Equity Residential

Selected Unsecured Public Debt Covenants

	March 31,	December 31,
	2022	2021
Debt to Adjusted Total Assets (not to exceed 60%)	29.6%	30.3%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	8.7%	8.7%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	5.24	5.05

Total Unencumbered Assets to Unsecured Debt (must be at least 125%)	458.1%	441.0%

Note: These selected covenants represent the most restrictive financial covenants relating to ERP Operating Limited Partnership's ("ERPOP") outstanding public debt securities.  Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	March 31,	December 31,
	2022	2021
Total debt to Normalized EBITDAre	5.42x	5.71x

Net debt to Normalized EBITDAre	5.38x	5.61x

Unencumbered NOI as a % of total NOI	87.5%	87.7%

Note: See Normalized EBITDAre Reconciliations for detail.

1st Quarter 2022 Earnings Release	19

Equity Residential

Capital Structure as of March 31, 2022

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$2,193,199	26.9%
Unsecured Debt			5,966,952	73.1%

Total Debt			8,160,151	100.0%	18.9%

Common Shares (includes Restricted Shares)	375,974,070	96.7%
Units (includes OP Units and Restricted Units)	12,872,604	3.3%

Total Shares and Units	388,846,674	100.0%
Common Share Price at March 31, 2022	$89.92
			34,965,093	99.9%
Perpetual Preferred Equity (see below)			37,280	0.1%

Total Equity			35,002,373	100.0%	81.1%

Total Market Capitalization			$43,162,524		100.0%

Perpetual Preferred Equity as of March 31, 2022

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	745,600	$37,280	$4.145	$3,091

1st Quarter 2022 Earnings Release	20

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	Q1 2022	Q1 2021

Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	375,508,944	372,279,711
Shares issuable from assumed conversion/vesting of:
- OP Units	11,888,041	13,050,142
- long-term compensation shares/units	2,089,783	1,586,077
- ATM forward sales	141,136	—

Total Common Shares and Units - diluted	389,627,904	386,915,930

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	375,508,944	372,279,711
OP Units - basic	11,888,041	13,050,142

Total Common Shares and OP Units - basic	387,396,985	385,329,853
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	2,089,783	1,586,077
- ATM forward sales	141,136	—

Total Common Shares and Units - diluted	389,627,904	386,915,930

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	375,974,070	372,917,413
Units (includes OP Units and Restricted Units)	12,872,604	14,042,374

Total Shares and Units	388,846,674	386,959,787

1st Quarter 2022 Earnings Release	21

Equity Residential Development and Lease-Up Projects as of March 31, 2022 (Amounts in thousands except for project and apartment unit amounts)

								Estimated/Actual
Projects	Location	Ownership Percentage	No. of Apartment Units	Total Budgeted Capital Cost	Total Book Value to Date	Total Debt (A)	Percentage Completed	Start Date	Initial Occupancy	Completion Date	Stabilization Date	Percentage Leased / Occupied
CONSOLIDATED:
Projects Under Development:
9th and W (B)	Washington, DC	92%	312	$108,027	$36,718	$—	30%	Q3 2021	Q2 2023	Q3 2023	Q3 2024	– / –

Projects Under Development - Consolidated			312	108,027	36,718	—

Projects Completed Not Stabilized:
The Edge (fka 4885 Edgemoor Lane) (B)	Bethesda, MD	100%	154	73,771	73,055	—	100%	Q3 2019	Q3 2021	Q3 2021	Q3 2022	78% / 69%
Aero Apartments	Alameda, CA	90%	200	117,794	113,659	64,274	100%	Q3 2019	Q2 2021	Q2 2021	Q3 2022	85% / 83%
Alcott Apartments (fka West End Tower)	Boston, MA	100%	470	409,749	402,873	—	99%	Q2 2018	Q3 2021	Q4 2021	Q1 2023	69% / 63%

Projects Completed Not Stabilized - Consolidated			824	601,314	589,587	64,274

UNCONSOLIDATED: (C)
Projects Under Development:
Alloy Sunnyside	Denver, CO	80%	209	66,004	20,437	—	20%	Q3 2021	Q2 2023	Q4 2023	Q3 2024	– / –
Alexan Harrison	Harrison, NY	62%	450	198,664	60,447	—	9%	Q3 2021	Q3 2023	Q2 2024	Q4 2025	– / –
Solana Beeler Park	Denver, CO	90%	270	79,956	16,242	—	5%	Q4 2021	Q4 2023	Q2 2024	Q1 2025	– / –

Projects Under Development - Unconsolidated			929	344,624	97,126	—

Total Development Projects - Consolidated			1,136	709,341	626,305	64,274
Total Development Projects - Unconsolidated			929	344,624	97,126	—
Total Development Projects			2,065	$1,053,965	$723,431	$64,274

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS	Total Budgeted Capital Cost	Q1 2022 NOI
Projects Under Development - Consolidated	$108,027	$—
Projects Completed Not Stabilized - Consolidated	601,314	2,390
Projects Under Development - Unconsolidated	344,624	—
	$1,053,965	$2,390

(A)

All non-wholly owned projects are being partially funded with project-specific construction loans. None of these loans are recourse to the Company. As of March 31, 2022, no material draws have been made on the construction loans for 9th and W, Alloy Sunnyside, Alexan Harrison or Solana Beeler Park.

(B)	The land parcels under these projects are subject to long-term ground leases.

(C)

The Company has six unconsolidated development joint ventures as of March 31, 2022. In addition to the three projects disclosed in “Projects Under Development – Unconsolidated” above, the Company has three additional unconsolidated joint venture projects that have not yet started but are expected to do so in 2022 and eventually deliver approximately 1,005 apartment units.

1st Quarter 2022 Earnings Release	22

Equity Residential Capital Expenditures to Real Estate For the Quarter Ended March 31, 2022 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties	Non-Same Store Properties/Other	Total	Same Store Avg. Per Apartment Unit

Total Apartment Units	74,675	5,906	80,581

Building Improvements	$17,380	$2,104	$19,484	$233

Renovation Expenditures (1)	8,336	—	8,336	112

Replacements	7,284	181	7,465	97

Capital Expenditures to Real Estate (2)	$33,000	$2,285	$35,285	$442

(1)	Renovation Expenditures on 317 same store apartment units for the quarter ended March 31, 2022 approximated $26,295 per apartment unit renovated.

(2)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

1st Quarter 2022 Earnings Release	23

Equity Residential Normalized EBITDAre Reconciliations (Amounts in thousands)

	Trailing Twelve Months		2022	2021
	March 31, 2022	December 31, 2021	Q1	Q4	Q3	Q2	Q1
Net income	$1,410,148	$1,396,714	$73,798	$560,978	$447,332	$328,040	$60,364
Interest expense incurred, net	277,907	272,473	72,792	69,740	68,251	67,124	67,358
Amortization of deferred financing costs	8,629	8,737	2,077	2,565	2,048	1,939	2,185
Amortization of above/below market lease intangibles	4,327	4,309	1,116	1,116	1,116	979	1,098
Depreciation	868,271	838,272	229,961	222,240	215,397	200,673	199,962
Income and other tax expense (benefit)	1,044	915	282	236	284	242	153

EBITDA	2,570,326	2,521,420	380,026	856,875	734,428	598,997	331,120

Net (gain) loss on sales of real estate properties	(1,072,124)	(1,072,183)	102	(484,560)	(363,928)	(223,738)	43
Net (gain) loss on sales of unconsolidated entities - operating assets	(1,309)	(1,304)	(9)	(1,300)	—	—	(4)

EBITDAre	1,496,893	1,447,933	380,119	371,015	370,500	375,259	331,159

Impairment – non-operating assets	16,769	16,769	—	16,769	—	—	—
Write-off of pursuit costs (other expenses)	6,658	6,526	1,463	2,969	910	1,316	1,331
(Income) loss from investments in unconsolidated entities - operations	4,357	4,702	1,270	1,670	1,156	261	1,615
Net (gain) loss on sales of land parcels	—	(5)	—	—	—	—	(5)
Realized (gain) loss on investment securities (interest and other income)	(25,631)	(23,432)	(2,066)	—	—	(23,565)	133
Insurance/litigation settlement or reserve income (interest and other income)	(2,317)	(1,090)	(1,227)	(20)	(742)	(328)	—
Insurance/litigation/environmental settlement or reserve expense (other expenses)	8,103	9,565	750	4,482	1,871	1,000	2,212
Advocacy contributions (other expenses)	853	708	175	201	50	427	30
Other	(276)	(207)	(69)	(207)	—	—	—

Normalized EBITDAre	$1,505,409	$1,461,469	$380,415	$396,879	$373,745	$354,370	$336,475

Balance Sheet Items:	March 31, 2022	December 31, 2021

Total debt	$8,160,151	$8,341,453
Cash and cash equivalents	(41,140)	(123,832)
Mortgage principal reserves/sinking funds	(20,409)	(19,104)
Net debt	$8,098,602	$8,198,517

Note:

EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities or the minority partner’s share of partially owned consolidated entities due to the immaterial size of the Company’s partially owned portfolio.

1st Quarter 2022 Earnings Release	24

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Quarter Ended March 31,
	2022	2021	Variance

Impairment – non-operating assets	$—	$—	$—

Write-off of pursuit costs (other expenses)	1,463	1,331	132

Write-off of unamortized deferred financing costs (interest expense)	—	264	(264)
Debt extinguishment and preferred share redemption (gains) losses	—	264	(264)

Net (gain) loss on sales of land parcels	—	(5)	5
(Income) loss from investments in unconsolidated entities ─ non-operating assets	424	726	(302)
Realized (gain) loss on investment securities (interest and other income)	(2,066)	133	(2,199)
Non-operating asset (gains) losses	(1,642)	854	(2,496)

Insurance/litigation settlement or reserve income (interest and other income)	(1,227)	—	(1,227)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	750	2,212	(1,462)
Advocacy contributions (other expenses)	175	30	145
Other	(69)	—	(69)
Other miscellaneous items	(371)	2,242	(2,613)

Adjustments from FFO to Normalized FFO	$(550)	$4,691	$(5,241)

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

1st Quarter 2022 Earnings Release	25

Equity Residential Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking.  All guidance is given on a Normalized FFO basis.  Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page.  See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

	Q2 2022	Full Year 2022
(no change from previous Full Year 2022)
2022 Normalized FFO Guidance (per share diluted)

Expected Normalized FFO Per Share	$0.82 to $0.86	$3.40 to $3.50

2022 Same Store Assumptions (includes Residential and Non-Residential)

Physical Occupancy		96.5%
Revenue change		8.0% to 10.0%
Expense change		2.5% to 3.5%
NOI change (1)		11.0% to 13.0%

2022 Transaction Assumptions

Consolidated rental acquisitions		$2.0B
Consolidated rental dispositions		$2.0B
Transaction Accretion (Dilution)		(25 basis points)

2022 Debt Assumptions

Weighted average debt outstanding		$8.275B to $8.475B
Interest expense, net (on a Normalized FFO basis)		$285.0M to $291.0M
Capitalized interest		$4.5M to $8.5M

2022 Capital Expenditures to Real Estate Assumptions for Same Store Properties (2)

Capital Expenditures to Real Estate for Same Store Properties		$200.0M
Capital Expenditures to Real Estate per Same Store Apartment Unit		$2,700

2022 Other Guidance Assumptions

Property management expense		$113.0M to $116.0M
General and administrative expense		$55.0M to $59.0M
Debt offerings		No amounts budgeted
Weighted average Common Shares and Units - Diluted		390.9M

(1)	Approximately 25 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.

(2)

During 2022, the Company expects to spend approximately $38.5 million for apartment unit Renovation Expenditures on approximately 1,750 same store apartment units at an average cost of approximately $22,000 per apartment unit renovated, which is included in the Capital Expenditures to Real Estate assumptions noted above.

1st Quarter 2022 Earnings Release	26

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Financial Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business.  The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable.  These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities.  Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset.  The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total Residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Bad Debt, Net – Change in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.

Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

Capital Expenditures to Real Estate:

Building Improvements – Includes roof replacement, paving, building mechanical equipment systems, exterior siding and painting, major landscaping, furniture, fixtures and equipment for amenities and common areas, vehicles and office and maintenance equipment.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Replacements – Includes appliances, mechanical equipment, fixtures and flooring (including hardwood and carpeting).

Debt Balances:

Commercial Paper Program – The Company may borrow up to a maximum of $1.0 billion under its commercial paper program subject to market conditions.  The notes bear interest at various floating rates.

Revolving Credit Facility – The Company’s $2.5 billion unsecured revolving credit facility matures November 1, 2024.  The interest rate on advances under the facility will generally be LIBOR plus a spread (currently 0.775%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%).  Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating.  In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $1.0 billion commercial paper program along with certain other obligations.  The following table presents the availability on the Company’s unsecured revolving credit facility:

March 31, 2022
Unsecured revolving credit facility commitment	$2,500,000

Commercial paper balance outstanding	(130,000)

Unsecured revolving credit facility balance outstanding	—

Other restricted amounts	(3,507)

Unsecured revolving credit facility availability	$2,366,493

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios.  These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit.  The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt.  These covenants generally reflect our most restrictive financial covenants.  The Company was in compliance with its unsecured debt covenants for all periods presented.

1st Quarter 2022 Earnings Release	27

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset.  The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset.  The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP.  Expected EPS is calculated on a basis consistent with actual EPS.  Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items.  Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations.  The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain (Loss) – Economic Gain (Loss) is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation.  The Company generally considers Economic Gain (Loss) to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property.  The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain (Loss):

Quarter Ended March 31, 2022

Net Gain (Loss) on Sales of Real Estate Properties	$(102)
Accumulated Depreciation Gain	—

Economic Gain (Loss)	$(102)

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (December 2018 White Paper) as net income (computed in accordance with GAAP), excluding gains or losses from sales and impairment write-downs of depreciable real estate and land when connected to the main business of a REIT, impairment write-downs of investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and depreciation and amortization related to real estate. Adjustments for partially owned consolidated and unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

1st Quarter 2022 Earnings Release	28

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses from sales and impairment write-downs of depreciable real estate and excluding depreciation related to real estate (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO") – Normalized FFO begins with FFO and excludes:

•	the impact of any expenses relating to non-operating asset impairment;
•	pursuit cost write-offs;
•	gains and losses from early debt extinguishment and preferred share redemptions;
•	gains and losses from non-operating assets; and
•	other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP.  Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity.  The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP.  The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership".  Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

1st Quarter 2022 Earnings Release	29

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for Consolidated Statements of Funds From Operations and Normalized Funds From Operations.

	Actual	Actual	Expected	Expected
	Q1 2022	Q1 2021	Q2 2022	2022
	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$0.19	$0.15	$1.00 to $1.04	$4.18 to $4.28
Depreciation expense	0.58	0.52	0.57	2.21
Net (gain) loss on sales	—	—	(0.75)	(3.03)
Impairment – operating assets	—	—	—	—

FFO per share – Diluted	0.77	0.67	0.82 to 0.86	3.36 to 3.46

Impairment – non-operating assets	—	—	—	—
Write-off of pursuit costs	—	—	—	0.02
Debt extinguishment and preferred share redemption (gains) losses	—	—	—	—
Non-operating asset (gains) losses	—	—	—	—
Other miscellaneous items	—	0.01	—	0.02

Normalized FFO per share – Diluted	$0.77	$0.68	$0.82 to $0.86	$3.40 to $3.50

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) for all of the current and comparable periods presented.

Leasing Concessions – Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties.  NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance).  The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties.  NOI does not include an allocation of property management expenses either in the current or comparable periods.  Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of operating income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results (see Same Store Results):

	Quarter Ended March 31,
	2022	2021
Operating income	$149,738	$135,560
Adjustments:
Property management	30,747	26,130
General and administrative	17,238	15,383
Depreciation	229,961	199,962
Net (gain) loss on sales of real estate properties	102	43
Total NOI	$427,786	$377,078
Rental income:
Same store	$618,357	$573,752
Non-same store/other	34,991	23,850
Total rental income	653,348	597,602
Operating expenses:
Same store	209,991	204,890
Non-same store/other	15,571	15,634
Total operating expenses	225,562	220,524
NOI:
Same store	408,366	368,862
Non-same store/other	19,420	8,216
Total NOI	$427,786	$377,078

1st Quarter 2022 Earnings Release	30

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

New Lease Change – The net effective change in rent (inclusive of Leasing Concessions) for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Non-Residential – Consists of revenues and expenses from retail and public parking garage operations.

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2021 and 2022, plus any properties in lease-up and not stabilized as of January 1, 2021.

Percentage of Residents Renewing – Leases renewed expressed as a percentage of total renewal offers extended during the reporting period.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Pricing Trend – Weighted average of 12-month base rent including amenity amount less Leasing Concessions on 12-month signed leases for the reporting period.

Renewal Rate Achieved – The net effective change in rent (inclusive of Leasing Concessions) for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Residential – Consists of multifamily apartment revenues and expenses.

Same Store Operating Expenses:

On-site Payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants, and maintenance staff.

Other On-site Operating Expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and Maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2021, less properties subsequently sold.  Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented.

Same Store Residential Revenues – Revenues from our Same Store Properties presented on a GAAP basis which reflects the impact of Leasing Concessions on a straight-line basis.

Same Store Residential Revenues with Leasing Concessions on a cash basis is presented in Same Store Results and is considered by the Company to be a supplemental measure to Same Store Residential Revenues in conformity with GAAP to help investors evaluate the impact of both current and historical Leasing Concessions on GAAP-based Same Store Residential Revenues and to more readily enable comparisons to revenue as reported by other companies.  Same Store Residential Revenues with Leasing Concessions on a cash basis reflects the impact of Leasing Concessions used in the period and allows an investor to understand the historical trend in cash Leasing Concessions.

% of Stabilized Budgeted NOI – Represents original budgeted 2022 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP.  Amounts for partially owned consolidated and unconsolidated properties are presented at 100% of the project.

1st Quarter 2022 Earnings Release	31

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt.  The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade.  However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Traffic – Consists of an expression of interest in an apartment by completing an in-person tour, self-guided tour or virtual tour that may result in an application to lease.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total Residential move-outs (including inter-property and intra-property transfers) divided by total Residential apartment units.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Unlevered Internal Rate of Return (“IRR”) – The Unlevered IRR on sold properties is the compound annual rate of return calculated by the Company based on the timing and amount of: (i) the gross purchase price of the property plus any direct acquisition costs incurred by the Company; (ii) total revenues earned during the Company’s ownership period; (iii) total direct property operating expenses (including real estate taxes and insurance) incurred during the Company’s ownership period; (iv) capital expenditures incurred during the Company’s ownership period; and (v) the gross sales price of the property net of selling costs.

The calculation of the Unlevered IRR does not include an adjustment for the Company’s property management expense, general and administrative expense or interest expense (including loan assumption costs and other loan-related costs).  Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance.  Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, renovation, management and ultimate sale of a property, before the impact of Company overhead. The Unlevered IRR achieved on the properties as cited in this release should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties.  The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

Weighted Average Coupons – Contractual interest rate for each debt instrument weighted by principal balances as of March 31, 2022.  In case of debt for which fair value hedges are in place, the rate payable under the corresponding derivatives is used in lieu of the contractual interest rate.

Weighted Average Rates – Interest expense for each debt instrument for the quarter ended March 31, 2022 weighted by its average principal balance for the same period.  Interest expense includes amortization of premiums, discounts and other comprehensive income on debt and related derivative instruments.  In case of debt for which derivatives are in place, the income or expense recognized under the corresponding derivatives is included in the total interest expense for the period.

1st Quarter 2022 Earnings Release	32